UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 2, 2006

Date of Report (Date of earliest event reported)

MICRO IMAGING TECHNOLOGY,  INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction)

0-16416

(Commission File Number)

33-0056212

  (I.R.S. Employee Identification No.)

970 Calle Amanacer, Suite F, San Clemente, California 92673

(Address of principal executive offices)

(949) 485-6006

(Registrant's telephone number, including area code)

Electropure, Inc

(Former name, former address and former fiscal year,

if changed since last report)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principle Officers.

Effective, August 2, 2006, Micro Imaging Technology, Inc. (the "Company") accepted the resignation of Floyd Panning from his position as Chief Executive Officer and Director of the Company. Mr. Panning, whose tenure began in 1997, will remain with the Company as Director of Business Development.  There were no disagreements between the Company and Mr. Panning.

On August 2, 2006, the Company's Board of Directors appointed Michael W. Brennan as President, Chief Executive Officer, and Chairman of the Board of Directors.

Michael W. Brennan has spent over twenty-five years within the computer industry and participated in the founding of four companies that successfully became publicly held corporations through IPOs on Nasdaq; three in the U.S.; Computer Automation (CAI), Symmetricom, Inc. (originally, DATUM) (SYMM), and Interscience (INTR) and one on the London International Stock Exchange (Optim, PLC). Additionally, Mr. Brennan was a founder of Color Imaging, Inc. (CIMG), took the company public and served as Chairman and CEO since 2000.  During its first three years, Color Imaging witnessed sustained revenue growth to over $40 million. Mr. Brennan has a B.S. degree in electrical engineering from the University of Southern California, an MBA from Pepperdine University and is a faculty member of the University of Phoenix.

On August 2, 2006, the Company's Board of Directors appointed George Farquhar as the Chief Operating Officer.

George R. Farquhar is a successful, creative manager in finance and general operations for public, private and start-up companies. Mr. Farquhar, during the past 30 years, has served as Chief Financial Officer, Chief Operations Officer as well as President of two corporations, each reporting over $100 million in annual revenues. He worked for five years for Price Waterhouse, an international CPA firm. For the last 15 years, Mr. Farquhar has been a business consultant for various public companies since 1991, including MIT  (1997 to 2002). He recently managed a start-up high tech public company’s R & D and manufacturing operations and helped bring its initial product to market. Mr. Farquhar earned an MBA degree in finance from the University of Southern California and is a CPA.

On August 2, 2006, the Company accepted the resignation of William Farnam and Randolph Heidmann. Mr. Farnam served as Chairman of the Board since 1997, and Mr. Heidmann served as a member since 1991. Victor Hollander and Dr. Ralph Emerson have been appointed to fill their vacancies. Mr. Brennan will be named the Chairman of the Board. Mr. Hollander will serve as the Audit Committee Chairman.

Victor A. Hollander, who will serve as Audit Committee Chairman, was licensed to practice public accounting in California in 1958. In 1965, he established and was the partner in charge of the Los Angeles office of a large New York certified public accounting firm where he specialized in audit and securities matters. In 1978, he left the firm and ultimately formed the accounting firm of Hollander, Gilbert & Co., and in February 2001, this firm was merged with the Los Angeles accounting firm Good Swartz Brown & Berns, LLP. Mr. Hollander has been with Weinberg & Company since 2002, as Managing Director of the West Coast Group. Mr. Hollander, during his professional career, has been active in local, state and national professional activities. He has served on various Los Angeles Chapter, California Society of Certified Public Accountants and American Institute of Certified Public Accountant’s securities, ethics, accounting and auditing committees. Mr. Hollander specializes in securities, mergers and acquisitions.

Ralph W. Emerson has product development and research affiliations with some of the world's leading companies including Cargill Inc., Helena Chemical, Spectrum Brands, and the 3M Corporation. Formerly he was a consultant to the CEO/President of Grain Processing Corporation (GPC), Senior Science Consultant to Central Pet and Garden, a Sr. Vice President of Jourgensen Chemical/ NL Industries managing chemical programs with the Department of Defense. Moreover, he has held senior academic and research positions within the University of California at UCLA, UCI, and UC Davis. His applied research has produced several US Patents and International Patents in the disciplines of bioscience. Mr. Emerson is a partner and founder of FREM Biosciences, Inc., working for the past 10 years in the areas of pesticide science.  Additionally, he is a director of the Kary Mullis Research Foundation, and director of the Agriculture and Animal Sciences division of Altermune-a US Defense Advanced Research Project Agency funded program. Dr. Emerson is a graduate of UCLA and did his graduate work at Harvard University, the Harvard School of Public Health and the Sloan School at the Massachusetts Institute of Technology. Currently, he is an elected member of the Harvard University Club of Boston, the New York Academy of Sciences and the American Society of Microbiology.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO IMAGING TECHNOLOGY, INC.

/s/  Michael Brennan

Michael Brennan,

President

Dated: August  2, 2006